EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-3 No. 333-221502) and in the related Prospectus of Avangrid, Inc. pertaining to Avangrid, Inc.’s registration of common stock, debt securities, warrants, purchase contracts and units,

(2)	Registration Statement (Form S-8 No. 333-212616) pertaining to Avangrid, Inc.’s common stock to be available for issuance under the Avangrid, Inc. Omnibus Incentive Plan, and

(3)

Registration Statement (Form S-8 No. 333-208571) pertaining to Avangrid, Inc.’s common stock to be available for issuance under the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and the UIL Holdings Corporation Deferred Compensation Plan;

of our report dated March 10, 2017 (except Note 2, as to which the date is March 26, 2018), with respect to Avangrid, Inc.’s consolidated financial statements and schedule as of December 31, 2016 and for each of the two years in the period ended December 31, 2016, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

March 26, 2018